EXHIBIT 23


                        INDEPENDENT AUDITORS' CONSENT




The Board of Directors and Shareholders
Bancorp Rhode Island, Inc.


We consent to incorporation by reference in the registration statement on Form S-8, File No. 333-46438, of Bancorp Rhode Island, Inc. of our report dated January 16, 2002, relating to the consolidated balance sheets of Bancorp Rhode Island, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the Annual Report on Form 10-K.


/s/  KPMG LLP


Providence, Rhode Island
March 25, 2002